Exhibit 99.1

BrainStorm Cell Therapeutics Announces Full Year 2025 Financial Results and Provides Corporate Update

Strategic $2.0 million post year-end financing and re-rating of BCLI shares underscore market confidence

Company highlights durable long-term survival in Expanded Access Program (EAP) cohort supporting Phase 3b patient selection and inclusion criteria

NEW YORK, March 31, 2026 /PRNewswire/ -- BrainStorm Cell Therapeutics Inc. (OTCQB: BCLI), a leading developer of adult stem cell therapeutics for neurodegenerative diseases, today announced financial results for the full year ended December 31, 2025, and provided a corporate update.

“Our main priority continues to be advancing NurOwn into a Phase 3b confirmatory study, having received clearance from the FDA in 2025 for the planned study,” said Chaim Lebovits, President and CEO. “This study is designed to generate confirmatory data to support a potential BLA submission. Having completed key regulatory steps, the SPA, CMC alignment, and the May 2025 FDA clearance, we believe we have addressed some of the primary hurdles in our development program and positioned the company for success. Our network of leading clinical sites are on standby, and we remain actively engaged with regulators. Further, we believe that the $2.0 million in strategic financing secured in early 2026 has served as the catalyst for our recovery, resulting in a significant re-rating of our shares and providing the cash runway to execute on key operational activities. ALS is a devastating disease with limited treatment options, and we remain committed to the ALS community as we work to complete development of NurOwn and make it available to patients.”

Recent Highlights

NurOwn (MSC-NTF) for ALS

•	Company continues to execute on operational, clinical and manufacturing activities to support the Phase 3b ENDURANCE study of NurOwn. The planned study is expected to enroll approximately 200 participants at leading ALS centers and is designed as a two-part trial consisting of a 24-week randomized, double-blind, placebo-controlled portion (Part A), followed by a 24-week open-label extension (Part B) to further assess long-term safety and durability of effect. The primary efficacy endpoint for Part A will be change from baseline to Week 24 on the ALSFRS-R. If successful, the Company believes these data could support a potential BLA submission. Further trial details are posted on ClinicalTrials.gov ID NCT06973629.

•	A Citizen Petition was filed with the FDA by representatives of the ALS community. The petition requests a renewed regulatory review of the data supporting NurOwn. BrainStorm acknowledges the petition as a constructive development that underscores the continued interest in NurOwn's potential therapeutic value. The Company did not participate in the drafting or submission of this petition.

•	In the Expanded Access Program (EAP), 50% of patients (5/10) remain alive according to publicly available data. Estimated mean survival has reached approximately 84 months. At the time of the Citizen Petition filing (July 2025), all five surviving patients were tracheostomy-free, as documented in the petition. All 10 EAP patients exceeded 5-year survival versus ~20% historically. Notably, these patients entered into the Phase 3 trial with higher baseline function (mean ALSFRS-R of approximately 41), reinforcing the strategic focus of the Phase 3b trial on earlier-stage populations where the treatment effect may be most detectable.

Corporate

•	In February 2026, the company entered into two strategic private placement agreements, each consisting of stock and warrants, securing a total of $2 million in funding. Together, the company hopes these financings will reinforce a stable valuation for the company and provide the resources to support near-term operational objectives and preparatory work for the planned Phase 3b ENDURANCE trial of NurOwn.

Financial Results for the full year Ended December 31, 2025

•	Cash, cash equivalents, and restricted cash were approximately $0.3 million as of December 31, 2025. Subsequent to year-end, the company secured an additional $2 million in funding through two private placements, as described above.

•	Research and development expenditures, net, for the year ended December 31, 2025 were $4.2 million, compared to $4.7 million for the year ended December 31, 2024.

•	General and administrative expenses for the twelve months ended December 31, 2025, and 2024 were approximately $5.8 million and $7.0 million, respectively.

•	Net loss for the twelve months ended December 31, 2025, was approximately $10.3 million, as compared to a net loss of approximately $11.6 million for the twelve months ended December 31, 2024.

•	Net loss per share for the twelve months ended December 31, 2025, and 2024 was $1.11 and $2.31, respectively.

About NurOwn®

The NurOwn® technology platform (autologous MSC-NTF cells) represents a promising investigational therapeutic approach to targeting disease pathways important in neurodegenerative disorders. MSC-NTF cells are produced from autologous, bone marrow-derived mesenchymal stem cells (MSCs) that have been expanded and differentiated ex vivo. MSCs are converted into MSC-NTF cells by growing them under patented conditions that induce the cells to secrete high levels of neurotrophic factors (NTFs). Autologous MSC-NTF cells are designed to effectively deliver multiple NTFs and immunomodulatory cytokines directly to the site of damage to elicit a desired biological effect and ultimately slow or stabilize disease progression.

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. (OTCQB: BCLI) is a leading developer of autologous adult stem cell therapies for debilitating neurodegenerative diseases. The company’s proprietary NurOwn® platform uses autologous mesenchymal stem cells (MSCs) to produce neurotrophic factor-secreting cells (MSC-NTF cells), designed to deliver targeted biological signals that modulate neuroinflammation and promote neuroprotection.

NurOwn® is BrainStorm’s lead investigational therapy for amyotrophic lateral sclerosis (ALS) and has received Orphan Drug designation from both the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA). A Phase 3 trial in ALS (NCT03280056) has been completed, and a second Phase 3b trial is set to launch under a Special Protocol Assessment (SPA) agreement with the FDA. The NurOwn clinical program has generated valuable insights into ALS disease biology, including pharmacogenomic response associated with the UNC13A genotype, biomarker data collected at seven longitudinal time points, and a comprehensive analysis of the “Floor Effect” — a critical challenge in measuring clinical outcomes in advanced ALS. BrainStorm has published its findings in multiple peer-reviewed journals. In addition to ALS, BrainStorm has completed a Phase 2 open-label multicenter trial (NCT03799718) of MSC-NTF cells in progressive multiple sclerosis (MS), supported by a grant from the National MS Society. BrainStorm is also advancing a proprietary, allogeneic exosome-based platform designed to deliver therapeutic proteins and nucleic acids. The company recently received a Notice of Allowance from the U.S. Patent and Trademark Office for a foundational patent covering its exosome technology, further strengthening BrainStorm’s growing IP portfolio in this emerging area of regenerative medicine. To learn more, visit www.brainstorm-cell.com.

Notice Regarding Forward-Looking Statements

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties, including statements regarding meetings with the U.S. Food and Drug Administration (FDA), Special Protocol Assessment (SPA), the clinical development of NurOwn as a therapy for the treatment of ALS, the future availability of NurOwn to patients, the Phase 3b ENDURANCE study of NurOwn and the future success of BrainStorm. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will" "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on BrainStorm's current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. These potential risks and uncertainties include, without limitation, management's ability to successfully achieve its goals, BrainStorm's ability to raise additional capital, BrainStorm's ability to continue as a going concern, prospects for future regulatory approval of NurOwn, whether BrainStorm's future interactions with the FDA will have productive outcomes, whether Brainstorm can successfully fund and complete the Phase 3b ENDURANCE study of NurOwn and other factors detailed in BrainStorm's annual report on Form 10-K available at http://www.sec.gov. These factors should be considered carefully, and readers should not place undue reliance on BrainStorm's forward-looking statements. The forward-looking statements contained in this press release are based on the beliefs, expectations, and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management's beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

CONTACTS

Investors:
Michael Wood
Phone: +1 646-597-6983
mwood@lifesciadvisors.com

Media:

Uri Yablonka, Chief Business Officer
Phone: +1 917-284-2911
uri@brainstorm-cell.com

BRAINSTORM CELL THERAPEUTICS INC.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

(Except share data)

	December 31,
	2025	2024
	U.S. $ in thousands
ASSETS

Current Assets:
Cash and cash equivalents	$29	$187
Other accounts receivable	86	63
Prepaid expenses and other current assets	192	135
Total current assets	$307	$385

Long-Term Assets:
Other long-term assets	$25	$22
Restricted Cash	247	184
Operating lease right of use asset (Note 4)	208	807
Property and Equipment, Net (Note 5)	235	434
Total Long-Term Assets	$715	$1,447

Total assets	$1,022	$1,832

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payables	$7,067	$6,080
Accrued expenses	396	619
Short-term loans (Note 11)	967	300
Operating lease liability (Note 4)	208	549
Employees related liability	2,369	1,430
Total current liabilities	$11,007	$8,978

Long-Term Liabilities:
Operating lease liability (Note 4)	—	171
Warrants liability (Note 7)	—	447
Total long-term liabilities	$—	$618

Total liabilities	$11,007	$9,596

Stockholders’ Deficit:
Stock capital: (Note 8)	16	14
Common Stock of $0.00005 par value - Authorized: 250,000,000 shares at December 31, 2025 and 100,000,000 shares at December 31, 2024 respectively; Issued and outstanding: 11,034,775 and 6,141,762 shares at December 31, 2025 and December 31, 2024 respectively
Additional paid-in-capital	227,058	218,974
Treasury stocks	(116)	(116)
Accumulated deficit	(236,943)	(226,636)
Total stockholders’ deficit	$(9,985)	$(7,764)

Total liabilities and stockholders’ deficit	$1,022	$1,832

The accompanying notes are an integral part of the consolidated financial statements.

BRAINSTORM CELL THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands

(Except share data)

	Year ended
	December 31,
	2025	2024
	U.S. $ in thousands
Operating expenses:

Research and development	$4,175	$4,651
General and administrative	5,778	7,042

Operating loss	(9,953)	(11,693)

Financial expense, net	533	77

Gain on change in fair value of Warrants liability (Note 7)	179	147

Net loss	$(10,307)	$(11,623)

Basic and diluted net loss per share	$(1.11)	$(2.31)

Weighted average number of shares outstanding used in computing basic and diluted net loss per share	9,268,976	5,021,798

The accompanying notes are an integral part of the consolidated financial statements.